Exhibit 10.1

FORWARD PURCHASE AGREEMENT Confirmation AMENDMENT

THIS FORWARD PURCHASE AGREEMENT CONFIRMATION AMENDMENT, dated as of December 27, 2023 (this “Amendment”), is entered into by and among (i) Meteora Capital Partners, LP (“MCP”) (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”) and (iii) Meteora Strategic Capital, LLC (“MSC”) (with MCP, MSTO and MSC collectively as “Seller”) and (v) NKGen Biotech, Inc., a Delaware corporation (“NKGN” and formerly known as Graf Acquisition Corp. IV, a Delaware corporation).

Reference is hereby made to the OTC Equity Prepaid Forward Transaction, dated as of September 22, 2023 (, the “Confirmation”), by and among Seller, NKGN and NKGen Operating Biotech, Inc. (“Target” and formerly known as NKGen Biotech, Inc., a Delaware corporation and now a wholly-owned subsidiary of NKGN). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Confirmation.

On September 29, 2023, NKGN and Target completed the Business Combination, and accordingly, the Seller delivered a Pricing Date Notice to commence the Transaction.

1.	Amendment: The parties hereto agree to amend the Confirmation as follows:

a. The section titled “Reset Price” shall be deleted in its entirety and replaced with the following:

Reset Price:	The Reset Price will initially be the Initial Price. The Reset Price will be adjusted weekly on the first scheduled trading day of each week commencing with the first calendar month following the Closing Date until the expiration of the first four calendar weeks following the date of this Amendment, to be the lowest of (a) the then existing Reset Price and (b) 80% of the VWAP Price of the Shares during the prior week; thereafter, the Reset Price will be adjusted on the first scheduled trading day of each week to be the lowest of (a) the then existing Reset Price and (b) 90% of the VWAP Price of the Shares during the prior week. In addition, the Reset Price will be reduced upon a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering or, as otherwise mutually agreed by the parties.

b. The section titled “Prepayment” shall be deleted in its entirety and replaced with the following:

Prepayment:

Subject to Counterparty receiving a Pricing Date Notice, Counterparty will pay the Prepayment Amount by bank wire in immediately available funds to an account designated by Seller from (subject to the below exception) the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds (less any amounts previously redeemed) of the sale of the units in Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account”), no later than the earlier of (a) one Local Business Day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination; except that to the extent that the Prepayment Amount is to be paid from the purchase of Additional Shares by Seller, such amount will be netted against such proceeds, with Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

Counterparty shall provide notice to (i) Counterparty’s trustee of the entrance into this Confirmation no later than one Local Business Day following the date hereof, with copy to Seller and Seller’s outside legal counsel, and (ii) Seller and Seller’s outside legal counsel of the Closing Date at least one Local Business Day before the Closing Date, and a final draft of the flow of funds from the Trust Account one Local Business Day prior to the closing of the Business Combination itemizing the Prepayment Amount due to Seller; provided that Seller shall be invited and permitted to attend any closing call in connection with the Business Combination. The Prepayment Amount shall be paid directly to Seller.

c. [left blank]

d. The Section titled “Prepayment Shortfall” shall be deleted in its entirety and replaced with the following:

Prepayment Shortfall:	An amount in USD equal to 0.50% of the product of (i) the Recycled Shares multiplied by (ii) the Initial Price (the “Initial Shortfall”); provided that Seller shall pay 0.50% of the product of (i) the Recycled Shares multiplied by (ii) the Initial Price of the Prepayment Shortfall to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) and, at the request of Counterparty, an additional Prepayment Shortfall of $500,000 in cash (the “Future Shortfall”), with such request being made by no later than 5:00pm EST on December 26, 2023, after which the option will expire.

e. The Section titled “Prepayment Shortfall Consideration” shall be deleted in its entirety and replaced with the following:

Prepayment Shortfall Consideration:	Seller in its sole discretion may sell Recycled Shares at any time following the Trade Date without payment by Seller of any Early Termination Obligation (as defined below) until such time as the proceeds from such sales equal 100% of the Prepayment Shortfall (as set forth under Shortfall Sales below) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”); provided that Seller may only sell Recycled Shares pursuant to this section if such sales occur at a price equal to or above the prevailing Reset Price at the time of sale. A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered hereunder, and (b) an Optional Early Termination, subject to the terms and conditions herein applicable to Terminated Shares, when an OET Notice (as defined below) is delivered hereunder, in each case the delivery of such notice in the sole discretion of the Seller. For the avoidance of doubt and notwithstanding anything to the contrary herein, Seller shall not be liable for any Settlement Amount payment with respect to the Shortfall Sale Shares.

f. The section titled “Cash Settlement Payment Date” shall be deleted in its entirety and replaced with the following:

Cash Settlement Payment Date:	The tenth Local Business Day immediately following the last day of the Valuation Period. For the avoidance of doubt, the Seller will remit to the Counterparty on the Cash Settlement Payment Date an amount equal to the Settlement Amount and will not otherwise be required to return to the Counterparty any of the Prepayment Amount and the Counterparty shall remit to the Seller the Settlement Amount Adjustment; provided, that if the Settlement Amount less the Settlement Amount Adjustment is a negative number and either clause (x) of Settlement Amount Adjustment applies or the Counterparty has elected pursuant to clause (y) of Settlement Amount Adjustment to pay the Settlement Amount Adjustment in cash, then neither the Seller nor the Counterparty shall be liable to the other party for any payment under this section.

g. The section titled “Optional Early Termination” shall be deleted in its entirety and replaced with the following:

Optional Early Termination:	From time to time and on any date following the Trade Date (any such date, an “OET Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, terminate the Transaction in whole or in part by providing written notice to Counterparty (the “OET Notice”), no later than the next Payment Date following the OET Date, (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)); provided that “Terminated Shares” includes only such quantity of Shares by which the Number of Shares is to be reduced and included in an OET Notice and does not include any other Share sales, Shortfall Sale Shares or sales of Shares that are designated as Shortfall Sales (which designation can be made only up to the amount of Shortfall Sale Proceeds), any Share Consideration Shares sales or any other Shares, whether or not sold, which Shares will not be included in any OET Notice or included in the definition, or when calculating the number, of Terminated Shares. The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, Counterparty shall be entitled to an amount from Seller, and the Seller shall pay to Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date (an “Early Termination Obligation”), except that no such amount will be due to Counterparty upon any Shortfall Sale; provided, that, Seller shall pay the Early Termination Obligation to the accounts and in the amounts as directed by Counterparty. The remainder of the Transaction, if any, shall continue in accordance with its terms. The Early Termination Obligation shall be payable by Seller on the first Local Business Day following the date of delivery by Seller of the OET Notice. For the avoidance of doubt, no other amounts as may be set forth in Sections 16.1 and 18.1 of the Swap Definitions shall be due to Counterparty upon an Optional Early Termination. The payment date may be changed within a quarter at the mutual agreement of the parties.

h. The section titled “Share Consideration” shall be deleted in its entirety and replaced with the following:

Share Consideration:	In addition to the Prepayment Amount, Counterparty shall pay directly from the Trust Account, on the Prepayment Date, an amount equal to the product of (x) 200,000 and (y) the Initial Price. The Shares purchased with the Share Consideration, plus an additional 200,000 shares that were originally indicated in the Pricing Date Notice delivered on September 29, 2023 as Recycled Shares, but which shall not be treated as Recycled Shares (the “Share Consideration Shares”, with the additional 200,000 shares referred to as the “Incremental Share Consideration Shares”), shall be incremental to the Maximum Number of Shares, shall not be included in the Number of Shares in this Transaction, and the Seller and the Share Consideration Shares shall be free and clear of all obligations with respect to the Seller and such Share Consideration Shares in connection with this Confirmation. Notwithstanding the forgoing, Seller shall not sell the Incremental Share Consideration Shares until the earlier of the delivery of a OET Notice for all Shares for which a Pricing Date Notice has been delivered (but not including the Incremental Share Consideration Shares) or the Valuation Date.

i. The Section titled “Shortfall Sales:” shall be deleted in its entirety and replaced with the following:

Shortfall Sales:

From time to time and on any date following the Trade Date (any such date, a “Shortfall Sale Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, sell Shortfall Sale Shares, and in connection with such sales, Seller shall provide written notice to Counterparty (the “Shortfall Sale Notice”) no later than the later of (a) the fifth Local Business Day following the Shortfall Sales Date and (b) the first Payment Date after the Shortfall Sales Date, specifying the quantity of the Shortfall Sale Shares and the allocation of the Shortfall Sale Proceeds. Seller shall not have any Early Termination Obligation in connection with any Shortfall Sales. The Counterparty covenants and agrees for a period of at least sixty Local Business Days (commencing on the Prepayment Date or if an earlier Registration Request is submitted by Seller on the Registration Statement Effective Date) not to issue, sell or offer or agree to sell more than $30 million of Shares, or securities or debt that is convertible, exercisable or exchangeable into Shares, including under any existing or future equity line of credit, until the Shortfall Sales equal the Prepayment Shortfall, without the Seller’s consent; provided, however, that nothing in the foregoing covenant shall prohibit (i) the grant, issuance or exercise of employee stock options or other equity awards under the Counterparty’s equity compensation plans, (ii) the issuance of any securities issued or assumed in connection with the Business Combination including other forward purchase agreements, or (iii) repricing of Counterparty’s warrants.

Unless and until the proceeds from Shortfall Sales equal 100% of the Prepayment Shortfall, in the event that the product of (x) the difference between (i) the number of Shares as specified in the Pricing Date Notice(s), less (ii) any Shortfall Sale Shares as of such measurement time, multiplied by (y) the VWAP Price, is less than (z) the difference between (i) the Prepayment Shortfall, less (ii) the proceeds from Shortfall Sales as of such measurement time (the “Shortfall Variance”), then the Counterparty, as liquidated damages in respect of such Shortfall Variance, at its option shall within five (5) Local Business Days either:

(A) Pay in cash an amount equal to the Shortfall Variance; or

(B) Issue and deliver to Seller such number of additional Shares that are equal to (1) the Shortfall Variance, divided by (2) 90% of the VWAP Price (the “Shortfall Variance Shares”)

In the event that the Counterparty issues and delivers to Seller Shortfall Variance Shares, within thirty calendar days of such issuance and delivery, Counterparty shall use its commercially reasonable efforts to file (at Counterparty’s sole cost and expense) with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement registering the resale of all shares held by the Seller, including the Recycled Shares (the “Shortfall Variance Registration Statement”), provided, that, the Counterparty’s obligations to file such Shortfall Variance Registration Statement shall be contingent upon Seller furnishing in writing to the Counterparty a completed selling stockholder questionnaire in customary form that contains such information regarding Seller, the securities of the Counterparty held by Seller and the intended method of disposition of the shares as shall be reasonably requested by the Counterparty to effect the registration of the shares, and shall use its commercially reasonable efforts to have the Shortfall Variance Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earliest of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Counterparty that it will “review” the Shortfall Variance Registration Statement) following the issuance and delivery of the Shortfall Variance Shares and (ii) the 10th Local Business Day after the date the Counterparty is notified (orally or in writing, whichever is earlier) by the Commission that such Shortfall Variance Registration Statement will not be “reviewed” or will not be subject to further review. Upon notification by the Commission that the Shortfall Variance Registration Statement has been declared effective by the Commission, within two Local Business Days thereafter, the Counterparty shall file the final prospectus under Rule 424 of the Securities Act of 1933, as amended containing a “plan of distribution” reasonably agreeable to Seller. Counterparty shall not identify Seller as a statutory underwriter in the Registration Statement unless requested by the Commission. The Counterparty will use its commercially reasonable efforts to keep the Shortfall Variance Registration Statement covering the resale of the shares as described above continuously effective (except that the Counterparty shall be entitled to postpone and suspend the effectiveness or use of the Shortfall Variance Registration Statement (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Counterparty’s Annual Report on Form 10-K), until all such Shortfall Variance Shares have been sold or may be transferred without any restrictions, including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or the volume and manner of sale limitations under Rule 144(e), (f) and (g) under the Securities Act. Seller shall not be entitled to use the Shortfall Variance Registration Statement for an underwritten offering of Shortfall Variance Shares. Notwithstanding anything to the contrary contained herein, the Counterparty may delay or postpone filing of such Shortfall Variance Registration Statement, and from time to time require Seller not to sell under the Shortfall Variance Registration Statement or suspend the use or effectiveness of any such Shortfall Variance Registration Statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Counterparty or would reasonably be expected to require premature disclosure of information that would materially adversely affect the Counterparty (each such circumstance, a “Suspension Event”); provided, that, (w) the Counterparty shall not so delay filing or so suspend the use of the Shortfall Variance Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period, and (x) the Counterparty shall use commercially reasonable efforts to make such registration statement available for the sale by Seller of such Shortfall Variance Shares as soon as practicable thereafter. If requested by Seller, the Counterparty shall within five (5) Local Business Days of receipt of such request, subject to receipt of a legal opinion of Counterparty’s counsel, instruct its transfer agent to remove any restrictive legend with respect to transfers under the Securities Act from Shortfall Variance Shares that have been sold pursuant to an effective registration statement or Rule 144 under the Securities Act (subject to all applicable requirements of Rule 144 being met); provided that Seller and its broker shall have timely provided customary representations and other documentation reasonably acceptable to the Counterparty, its counsel and/or its transfer agent in connection therewith. Any fees (with respect to the transfer agent, Counterparty’s counsel or otherwise) associated with the issuance of any legal opinion required by the Counterparty’s transfer agent or the removal of such legend shall be borne by the Counterparty.

Any Shortfall Variance Shares shall constitute Shortfall Shares, and the sale of such Shortfall Variance Shares after the Shortfall Variance Registration Statement is declared effective by the Commission shall be a Shortfall Sale. If the Shortfall Variance has not been paid in cash by the Counterparty, and after the sale of all Shortfall Variance Shares, the proceeds from all Shortfall Sales, including the Shortfall Variance Shares, is less than 100% of the Prepayment Shortfall, then there will be another Shortfall Variance, calculated in accordance with this provision, and the Counterparty shall address such Shortfall Variance as provided for by this provision. This shall continue until such time as the proceeds from all Shortfall Sales equal 100% of the Prepayment Shortfall or the Counterparty shall have paid any Shortfall Variance in cash.

With respect to the forgoing and any issuance of Shortfall Variance Shares, the Counterparty shall not issue any Shortfall Variance Shares pursuant to this provision to the extent that after giving effect thereto, the aggregate number of Shares that would be issued pursuant to this provision would exceed 19.99% of the Shares that are issued and outstanding immediately prior to such issuance, which number of shares shall be (i) reduced, on a share-for-share basis, by the number of Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated hereby under applicable rules of the Nasdaq and (ii) appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction that occurs after the date of this Confirmation (such maximum number of shares, the “Exchange Cap”), unless and until the Counterparty elects to solicit stockholder approval of the issuance of the Shortfall Variance Shares as contemplated hereby, and the stockholders of the Counterparty have in fact approved the issuance of the Shortfall Variance Shares as contemplated hereby in accordance with the applicable rules of the Nasdaq. In the event that there is an Exchange Cap, if the Counterparty does not elect to solicit stockholder approval and obtain such stockholder approval in accordance with the applicable rules of the Nasdaq, then the Counterparty will pay the Shortfall Variance in cash.

2.      Escrow. In no event before January 1, 2024, Seller may request NKGN and Seller submit joint written instructions (the “Escrow Request”) to the Escrow Agent within one (1) calendar day of Seller’s request, which instructions Seller may deliver to the Escrow Agent, instructing the Escrow Agent to immediately remit all amounts held in the Escrow Account to such account as is designated in writing by Seller, and upon such request and disbursement, the Escrow Agent shall be relieved of further obligations and released from all liability under the Escrow Agreement,. For the avoidance of doubt, upon an Escrow Request, the section titled “Escrow” shall be deleted in its entirety from the Confirmation pursuant to this Amendment and Seller may unilaterally in its sole discretion make and Escrow Request and NKGN shall submit joint written instructions upon an Escrow Request to the Escrow Agent.

3.      Non-Reliance. Seller acknowledges and agrees that NKGN is in possession of non-public information about NKGN and its securities that has not been provided to Seller and that may or may not be material or superior to information available to Seller, and that Seller, in entering into this Amendment, has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by NKGN or any Person acting on their behalf) other than those expressly set out in this Amendment (or other related documents referred to herein) and that it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Amendment or the Confirmation. Seller hereby waives any claim, or potential claim, it has or may have against NKGN and its officers and directors relating to NKGN’s possession of material non-public information.

4.      Pricing Date Notice. In connection with an Escrow Request, Seller may also deliver an updated Pricing Date Notice to cover Additional Shares under the Confirmation, with such amount of Additional Shares being the difference between the Maximum Number of Shares and the original amount of Recycled Shares before the removal of the Incremental Share Consideration Shares from the Recycled Shares (for a total of 767,990 Additional Shares, subject to any 19.9% blocker constraints), with any such Escrow Request also constituting a Registration Request with respect to the Additional Shares, with the understanding that NKGN shall prepare a new Registration Statement with respect to such Registration Request.

5.      No Other Amendments. All other terms and conditions of the Confirmation shall remain in full force and effect and the Confirmation shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

6.      Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

7.      Ratification. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the Confirmation and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Confirmation are ratified and confirmed and continue in full force and effect. All parties hereby agree that the Confirmation and Amendment, as amended by this Amendment, shall continue to be legal, valid, binding and enforceable in accordance with their terms.

8.      THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

METEORA STRATEGIC CAPITAL, LLC;
METEORA SELECT TRADING OPPORTUNITIES MASTER, LP; AND
METEORA CAPITAL PARTNERS, LP

By:	/s/ Vik Mittal
	Name:	Vik Mittal
	Title:	Managing Member

NKGEN BIOTECH, INC.

By:	/s/ Paul Y. Song
	Name:	Paul Y. Song
	Title:	Chief Executive Officer